June 28, 2002





Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Callon Petroleum Company

Dear Sir/Madam:

The representations made in this letter are based solely on discussion with and representation from the engagement partner on the audits of the financial statements of this registrant for the two most recent fiscal years. This individual is no longer with Arthur Andersen LLP. We have read Item 4 included in the Form 8-K dated June 28, 2002 of Callon Petroleum Company (Commission File Number 1-14039) to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP
Houston, Texas


Copy to:
Mr. James O. Bassi
Vice President and Controller
Callon Petroleum Company
200 North Canal Street
Natchez, MS  39120